As filed with the Securities and Exchange Commission on August 6, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________________________
THE AES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1163725 (I.R.S. Employer Identification No.)
4300 Wilson Boulevard, Suite 1100 Arlington, Virginia (Address of Principal Executive Offices)	22203 (Zip Code)
The AES Corporation Restoration Supplemental Retirement Plan (Full title of the plan)
Paul L. Freedman
Senior Vice President and General Counsel
 The AES Corporation
4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203
(703) 522-1315
(Name, address, and telephone number, including area code, of agent for service)
With a copy to:
Amy I. Pandit
Jones Day
500 Grant Street, Suite 4500
Pittsburgh, Pennsylvania 15219
(412) 394-9547

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$25,000,000	100%	$25,000,000(2)	$3,030

(1)	The Deferred Compensation Obligations are unsecured obligations of the registrant to pay up to
$25,000,000 of deferred compensation from time to time in the future in accordance with the terms of The AES Corporation Restoration Supplemental Retirement Plan (as amended, the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by The AES Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 27, 2019.

(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 7, 2019, and for the quarter ended June 30, 2019, filed with the Commission on August 6, 2019.

(c)    The Registrant’s Current Reports on Form 8-K filed with the Commission on February 26, 2019 and April 22, 2019.

To the extent that any information contained in any Current Report on Form 8-K under Item 2.02 or Item 7.01, or any exhibit related to Item 2.02 or Item 7.01, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The $25 million of Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation from time to time in the future in accordance with the terms of the Plan and the participants are unsecured general creditors of the Company.
Select management and highly compensated employees of the Company and its subsidiaries may elect to defer base salary amounts and annual bonuses under the Plan, and participants will also receive supplemental employer non-matching and matching contributions under the Plan subject to the terms of the Plan. Participants may not defer any other bonus compensation, including special and non-recurring bonuses, unless the Compensation Committee of the Company’s Board of Directors (the “Committee”) so determines, in its sole discretion, prior to the applicable plan year. Participation in the Plan is voluntary. Participants may defer up to 80% of their salaries in total and up to 100% of their annual bonus compensation, unless otherwise determined by the Committee. If a participant defers his or her salary under the Plan, the participant may be eligible for Company matching contributions.
The Plan requires the Company to maintain four separate deferral accounts (collectively, the “Deferral Accounts”). Participants may elect to allocate deferred compensation among the Deferral Accounts. Participants are 100% vested in their Deferral Accounts and the earnings thereon at all times. The participants in the Plan do not receive preferential earnings on their investments.
The value of a participant’s Deferral Account(s) ordinarily will be distributed to the participant in accordance with the participant’s Deferral Account elections and paid in cash in lump sum or in annual installments over a period of two to 15 years. No right or interest under the Plan of any participant or beneficiary is assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of a participant or beneficiary.
The Committee administers the Plan and has sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including determining the rights and status of participants or their beneficiaries under the Plan. The Company may at any time, without the consent of any participant, modify, amend or terminate any or all of the provisions of the Plan; provided, however, that no modification, amendment or termination of the Plan may adversely affect the rights of a participant under the Plan without the consent of such participant.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s sixth restated certificate of incorporation and amended and restated by-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s sixth restated certificate of incorporation and amended and restated by-laws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant also carries directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees from some liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1*	The AES Corporation Restoration Supplemental Retirement Plan, as amended and restated effective January 1, 2017.
5.1*	Opinion of Jones Day.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Jones Day (included in Exhibit 5.1).
24.1*	Power of Attorney of certain directors of the Registrant.

_______________

*    Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on this 6th day of August, 2019.

THE AES CORPORATION

By:	/s/ Andrés Gluski
Andrés Gluski
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrés Gluski Andrés Gluski	President, Chief Executive Officer (Principal Executive Officer) and Director	August 6, 2019
Janet Davidson	Director	August 6, 2019
* Charles L. Harrington	Director	August 6, 2019
* Tarun Khanna	Director	August 6, 2019
* Holly K. Koeppel	Director	August 6, 2019
* James H. Miller	Director	August 6, 2019
* Alain Monié	Director	August 6, 2019
* John B. Morse	Chairman and Lead Independent Director	August 6, 2019
* Moisés Naím	Director	August 6, 2019
* Jeffrey W. Ubben	Director	August 6, 2019
/s/ Gustavo Pimenta Gustavo Pimenta	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 6, 2019
/s/ Sarah R. Blake Sarah R. Blake	Vice President and Controller (Principal Accounting Officer)	August 6, 2019

*By: /s/ Paul L. Freedman Paul L. Freeman Attorney-in-Fact	August 6, 2019